Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential National Muni Fund, Inc.:

We consent to the use of our report, dated October 17, 2017, with respect to the financial statements and financial highlights of Prudential National Muni Fund, Inc. as of August 31, 2017, and for the respective years or periods presented therein all incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

December 4, 2017